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MEMORANDUM

DATE: August 23, 2002

TO: File

FROM: Melanie Nayer

RE: Item 77(i): Form N-SAR for Fidelity Variable Insurance Products Fund III

Pursuant to a Board approved vote on February 14, 2002 Fidelity Variable Insurance Products Fund III commenced a new series of shares Value Strategies Portfolio on February 20, 2002.